EXHIBIT 99.1

CAI International, Inc. Reports Results for the Fourth Quarter and Full Year of 2012

SAN FRANCISCO, CA, February 13, 2013—CAI International, Inc. (CAI) (NYSE: CAP), one of the world’s leading lessors of intermodal freight containers, today reported record results for the fourth quarter and full year of 2012.

Highlights for the Fourth Quarter and Full Year of 2012

•	CAI reported record net income attributable to CAI common stockholders for the fourth quarter of 2012 of $0.85 per fully diluted share, a 29% increase compared to $0.66 for the fourth quarter of 2011.

•	For the full year of 2012, CAI reported record net income attributable to CAI common stockholders of $3.18 per fully diluted share, a 25% increase compared to $2.55 reported in 2011.

•	Rental revenue for the fourth quarter of 2012 increased 40% compared to the fourth quarter of 2011 and 11% compared to the third quarter of 2012, the 11th consecutive quarter of record rental revenue.

•	CAI invested a record $522 million in rental equipment in 2012.

•
During October 2012, CAI completed the acquisition of approximately 71,000 TEUs of containers, for a net cost of $83.6 million, from German investors.  Prior to the purchase, CAI managed these containers on behalf of the previous owners.

•	During October 2012, CAI issued $171.0 million of 3.47% fixed rate asset-backed notes, the proceeds from which were used to repay part of the Company’s borrowings under its revolving credit facility.

•	During December 2012 CAI issued approximately 2.8 million shares of common stock in a follow-on public offering and received proceeds of $51.5 million, net of fees and expenses.

Net income attributable to CAI common stockholders for the fourth quarter of 2012 was $17.4 million, compared to $12.9 million for the fourth quarter of 2011, an increase of 35%.  Net income attributable to CAI common stockholders for the year ended December 31, 2012 was $63.5 million, compared to $50.2 million for the year ended December 31, 2011, an increase of 26%.

Total revenue for the fourth quarter of 2012 was $49.9 million, compared to $36.2 million for the fourth quarter of 2011, an increase of 38%.  Rental revenue for the fourth quarter of 2012 was $44.9 million, compared to $32.0 million for the fourth quarter of 2011, an increase of 40%.  The increase in rental revenue was primarily due to an increase in the average number of TEUs of owned containers on lease.  Management fee revenue for the fourth quarter of 2012 was $2.4 million, compared to $3.1 million for the fourth quarter of 2011, primarily due to a reduction in the average number of TEUs of managed equipment on lease as CAI has acquired a number of its previously managed portfolios over the course of the past year.  Finance lease income for the fourth quarter of 2012 increased to $2.5 million, from $1.1 million in the fourth quarter of 2011, reflective of new finance leases entered into during 2012.

Total revenue for the year ended December 31, 2012 was $173.9 million, compared to $125.7 million for 2011, an increase of 38%.  Rental revenue for the year ended December 31, 2012 was $153.0 million, compared to $106.7 million for 2011, an increase of 43%.  The increase in rental revenue was primarily due to a 44% increase in the average number of TEUs of owned containers on lease compared to 2011.  Management fee revenue for the year ended December 31, 2012 was $12.1 million, compared to $13.0 million for 2011, primarily due to a reduction in the average number of TEUs of managed equipment on lease.  Gain on sale of container portfolios for the year ended December 31, 2012 was $1.3 million, compared to $2.3 million for 2011.  Finance lease income for the year ended December 31, 2012 increased to $7.6 million, from $3.7 million in 2011.

Victor Garcia, Chief Executive Officer of CAI, commented, “2012 was an excellent year for our company.  We achieved strong revenue and earnings growth, generating $63.5 million of net income, a 26% increase compared to 2011.  During the year we invested more than $520 million in equipment, a record level for CAI.  In addition to investment in new containers, we were able to finalize a number of other very attractive investment opportunities, including sale leaseback transactions with our shipping customers and the purchase of container portfolios from our managed fleet.   While our overall fleet utilization softened slightly during 2012 from the record levels seen in 2010 and 2011, it remained robust at an average for the year of 94.2%.

“The fourth quarter of 2012 saw the normal seasonal pattern of softening utilization, our average utilization dropping from 94.8% in the third quarter to 93.4% in the fourth quarter.  At the end of the year, the utilization of our fleet was 92.5%.  Our utilization in the first quarter of 2013 has stabilized around that level and we believe utilization will increase over the remainder of the quarter and into the second quarter based on increasing demand for equipment by our customers.

Mr. Garcia continued, “During December 2012, we closed a public offering of our stock from which we received proceeds of more than $50 million.  The new equity provides the Company with sufficient financial resources to pursue additional market opportunities in 2013.   We expect that by the end of the first quarter of 2013 we will have invested approximately $100 million in portfolio purchases and sale leaseback opportunities that will begin generating income in the second quarter of 2013.  To serve our customers’ needs, we are also investing in new containers as we believe demand in the second quarter will be strong.  We expect 2013 will be a strong year for investment, revenue and earnings, with first quarter net income below that of the fourth quarter of 2012, due substantially to the normal seasonal decline in utilization and the limited impact new investment will have on the quarter’s revenue.

Mr. Garcia concluded, “We believe the prospects for new container investment in 2013 for CAI and the container leasing industry remain compelling.   The second half of 2012 saw a limited amount of new container production, which we believe resulted in below normal industry-wide levels of new container inventory at the factories for this time of year.  At the same time, we expect a recovery in global trade; Clarkson Research has estimated that containerized trade will grow by approximately 6% in 2013, as compared to a growth rate of 4% in 2012. Expected trade growth, continued high utilization levels of lessor fleets and our belief that many shipping companies will continue to have limited budgets for container purchases in the coming year, are all factors that we believe will lead to a strong market for our continued investment in new containers.    We believe that a strong market for new container investment, combined with a continuation of opportunities for sale leasebacks with customers and the repurchase of managed portfolios, will lead to continued strong growth in revenue and profitability for CAI in 2013.”

CAI International, Inc.
Consolidated Balance Sheets
(In thousands, except share information)
(UNAUDITED)

	December 31,	December 31,
	2012	2011
Assets
Current assets
Cash	$17,671	$14,078
Accounts receivable (owned fleet), net of allowance for doubtful accounts of $794 and $819 at December 31, 2012 and 2011, respectively	32,627	26,381
Accounts receivable (managed fleet)	19,131	19,054
Current portion of direct finance leases	10,625	6,158
Prepaid expenses	11,952	7,079
Deferred tax assets	2,189	1,968
Other current assets	919	185
Total current assets	95,114	74,903
Restricted cash	4,376	599
Rental equipment, net of accumulated depreciation of $147,654 and $109,336 at December 31, 2012 and 2011, respectively	1,210,234	841,847
Net investment in direct finance leases	74,929	31,591
Furniture, fixtures and equipment, net of accumulated depreciation of $1,254 and $1,006 at December 31, 2012 and 2011, respectively	1,847	2,095
Intangible assets, net of accumulated amortization of $7,447 and $6,519at December 31, 2012 and 2011, respectively	1,441	2,333
Total assets	$1,387,941	$953,368

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$5,985	$3,536
Accrued expenses and other current liabilities	8,465	5,761
Due to container investors	18,589	20,113
Unearned revenue	7,893	6,786
Current portion of debt	61,044	25,764
Current portion of capital lease obligations	2,242	3,792
Rental equipment payable	2,561	13,301
Total current liabilities	106,779	79,053
Debt	888,990	575,014
Deferred income tax liability	40,051	33,816
Capital lease obligations	5,084	16,480
Income taxes payable	192	269
Total liabilities	1,041,096	704,632

Stockholders' equity
Common stock: par value $.0001 per share; authorized 84,000,000 shares; issued and outstanding 22,052,529 and 19,295,359 shares at December 31, 2012 and 2011, respectively	2	2
Additional paid-in capital	181,063	128,183
Accumulated other comprehensive loss	(2,917)	(3,381)
Retained earnings	168,697	105,232
Total CAI stockholders' equity	346,845	230,036
Non-controlling interest	-	18,700
Total stockholders' equity	346,845	248,736
Total liabilities and stockholders' equity	$1,387,941	$953,368

CAI International, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenue
Rental revenue	$44,921	$32,005	$152,982	$106,694
Management fee revenue	2,395	3,102	12,094	12,957
Gain on sale of container portfolios	-	-	1,256	2,345
Finance lease income	2,538	1,136	7,593	3,710
Total revenue	49,854	36,243	173,925	125,706

Operating expenses
Depreciation of rental equipment	14,146	10,907	48,352	33,633
Amortization of intangible assets	226	229	902	1,254
Gain on disposition of used rental equipment	(3,634)	(3,223)	(12,445)	(13,374)
Storage, handling and other expenses	3,437	1,994	9,402	5,513
Marketing, general and administrative expenses	6,048	5,573	24,658	21,009
Loss (gain) on foreign exchange	45	(138)	170	(354)
Total operating expenses	20,268	15,342	71,039	47,681

Operating income	29,586	20,901	102,886	78,025

Interest expense	9,361	5,336	28,796	16,139
Interest income	(1)	(6)	(9)	(12)
Net interest expense	9,360	5,330	28,787	16,127

Net income before income taxes and non-controlling interest	20,226	15,571	74,099	61,898
Income tax expense	2,815	2,648	9,818	11,084

Net income	17,411	12,923	64,281	50,814
Net income attributable to non-controlling interest	-	(32)	(816)	(625)
Net income attributable to CAI common stockholders	$17,411	$12,891	$63,465	$50,189

Net income per share attributable to CAI common stockholders
Basic	$0.87	$0.67	$3.26	$2.60
Diluted	$0.85	$0.66	$3.18	$2.55

Weighted average shares outstanding
Basic	20,090	19,295	19,495	19,295
Diluted	20,581	19,564	19,945	19,693

CAI International, Inc.
Fleet Data
(UNAUDITED)

	As of December 31,
	2012	2011

Owned container fleet in TEUs	704,417	458,254
Managed container fleet in TEUs	359,133	470,401
Total container fleet in TEUs	1,063,550	928,655

Owned railcar fleet in units	1,456	-

Conference Call

A conference call to discuss the financial results for the fourth quarter of 2012 will be held on Wednesday, February 13, 2013 at 5:00 p.m. ET. The dial-in number for the teleconference is 1-888-398-8098; outside of the U.S., call 1-707-287-9363.  The call may be accessed live over the internet (listen only) under the “Investors” tab of CAI’s website, www.capps.com, by selecting “Q4 2012 Earnings Conference Call.”  A webcast replay will be available for 30 days on the “Investors” tab of our website.

About CAI International, Inc.

CAI is one of the world’s leading managers and lessors of intermodal freight containers.  As of December 31, 2012, CAI operated a worldwide fleet of approximately 1,064,000 TEUs of containers through 16 offices located in 12 countries including the United States.

This press release contains forward-looking statements regarding future events and the future performance of CAI International, Inc. These statements are forward looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, our ability to secure new agreements for container purchases and sale leaseback opportunities by the end of Q1 2013, utilization rates, expected economic conditions, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container production levels, container prices, lease rates, increased competition, volatility in exchange rates, growth in world trade and world container trade, and others.  CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2011 and its interim reports on Form 10-Q and its reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release.  Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

Contact:
Tim Page, Chief Financial Officer
(415) 788-0100
tpage@capps.com